==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) July 21, 1998
                                                      -------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




     ==================================================================


     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, July 21, 1998 announcing Registrant's second quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99                    Registrant issued a press
                                        release on Tuesday, July 21,
                                        1998 announcing Registrant's
                                        second quarter earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    July 24, 1998                 By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release on Tuesday, July 21, 1998 announcing Registrant's second quarter earnings.



     FOR IMMEDIATE RELEASE              Contact:  Augustine F. Jehle
     July 21, 1998                                (201) 795-4000
                                                  Anthony S. Cicatiello
                                                  (732) 382-1066, ext. 234


                       STATEWIDE FINANCIAL CORP. ANNOUNCES
                          SECOND QUARTER 1998 EARNINGS


     JERSEY CITY, N.J., (July 21, 1998) -- Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported second quarter 1998 net income of $1,214,000, or $0.29 per share, assuming dilution, as compared to $1,391,000, or $0.32 per share, assuming dilution, for the same quarter during 1997. Basic earnings per share were $0.30 for second quarter 1998, as compared to $0.33 per share for the second quarter of 1997. For the six months ended June 30, 1998, net income totaled $2,518,000, or $0.60 per share, assuming dilution, compared to $2,775,000, or $0.64 per share, assuming dilution. Basic earnings per share for the six months ended June 30, 1998, were $0.63 per share compared to $0.65 per share for the same period of the prior year.

     "This has been the most eventful quarter in the history of Statewide," stated Chairman, President and Chief Executive Officer Victor M. Richel. During the quarter, Statewide:

          - Started Statewide Funding, a wholesale funding operation which provides secured short-term financing to mortgage bankers;

          -    Started its SBA lending operations;

          - Realigned its retail distribution network through the sale of its Passaic in-store branch and the opening of a branch in North Arlington, N.J.;

          - Expanded its commercial lending operations through the employ of additional commercial lenders and support staff; and

          - Grew non-interest income through fee structure changes implemented mid-quarter.

     "This combination of new business initiatives and realignment of branch sites designed to strengthen our franchise has caused us to incur start-up expenses which have reduced the current quarter's income, but which should increase our earnings in future periods," Richel added.

     Richel continued, "I have previously noted that the current flat interest rate yield curve environment is likely to be with us for a while. The actions taken this quarter are decisive alternatives to extending duration risk within the current interest rate climate. Richel further stated, "The significant levels of prepayments experienced in the second quarter were expected."

     Richel continued, "Despite the negative impact to this quarter's earnings, we are greatly pleased with the results of these new operations. Statewide Funding originated $18.8 million in loans during June, its first full month of operations, and on average, had $7.9 million of outstanding loans during that month. At June's month end, Statewide Funding had $10.1 million in loans outstanding under lines of credit totaling $28.0 million, and had applications for $35.0 million of loans in various stages of review. This business provides a natural hedge to the prepayment risks associated with the current rate environment, and allows for continued involvement in our region's strong housing market."

     Richel added that, "Although our new commercial lenders were on board during only the last half of the second quarter, they helped us grow our commercial mortgage and business loan portfolios 33%, to $69.3 million, at June 30, 1998, from the preceding quarter's levels. Furthermore, our SBA lending program was initiated in June with the addition of a former SBA administrator to head our efforts. We have since closed our first conforming loan under the program, and expect non-interest income from sales of these loans to begin in the third quarter."

     Richel indicated that, "In addition to our revenue-generation efforts, we continue to strive to improve our retail distribution network. On May 9, 1998, we opened a branch in North Arlington, Bergen County. This under-served banking community has demographics which are identical to communities where our most successful branches are located. It not only offers a significant base for deposit relationships, but also has a strong business community. Our strategy here, and system wide, is to build customer relationships with emphasis on consumer and business lending. This opening was part of a realignment begun on April 10, 1998, as we transferred the lease of, and sold the deposits from, our Passaic in-store branch to Banco Popular, realizing a pre-tax gain of $0.3 million. Our experience with in-store banking demonstrated that it is most effective within an urban area as a complement to our existing network, since it provides safe and convenient seven-day-a-week customer access with extended hours. We determined that our presence in the Passaic market was insufficient to justify the higher operational costs of in-store banking."

     Richel continued, "We see significant market opportunities to serve disenfranchised commercial and residential customers throughout our region. The initiatives we have undertaken keep us on target to form a solid, profitable business foundation as we grow and expand into the best community bank in our market area."

     Richel stated that, "We will continue to have significant levels of prepayments and next quarter will reflect a full quarter's cost for actions implemented this quarter. These start-up costs, coupled with continued pressure to our net interest margin from ongoing prepayments of securities and loans, have temporarily slowed our earnings growth. However, our Statewide Funding Group should be break-even by the end of the third quarter and generate returns by year end, and there appears to be significant demand for our SBA product. As a result of these and other factors, we believe that the Company's earnings per share for the third quarter could be similar to this quarter, and 1998's full year's earnings could approximate between $1.22 and $1.25 per share, assuming dilution."

     At June 30, 1998, the Company's total assets were $656.6 million, compared to $670.6 million at March 31, 1998, and $675.3 million at December 31, 1997. The period-end balances decreased $14.0 million between March 31, 1998 and June 30, 1998, principally from accelerated prepayments on mortgage-backed securities and one-to-four family mortgages. "With the continued low interest rate environment, we continue to see shrinkage in the mortgage-backed securities and one-to-four family mortgage portfolios, as accelerated prepayment activity continues in the marketplace," Richel stated. Partially offsetting these declines were increases in debt securities from the purchase of $22.0 million of federal agency debt during the quarter. Additionally, commercial business and commercial mortgage loans increased $17.1 million, or 32.9%, to $69.3 million at June 30, 1998.

     Assets at June 30, 1998 were $18.7 million lower than total assets at December 31, 1997. Declines of $63.8 million, or 22.0%, in mortgage-backed securities and $23.1 million, or 9.5%, in one-to-four family mortgage loans were the primary causes for the drop in assets during this period. Partially offsetting these decreases were originations in commercial business and mortgage loans, which increased this portfolio $21.8 million, or 46.0%, along with growth in debt securities which increased $27.9 million, or 146.3%, during the first six months of 1998. The remaining cash flows were used to pay down short-term borrowings and increase short-term instruments rather than re-investing into longer term securities in a falling interest rate market with significant duration risk.

     Borrowed funds were $146.2 million at June 30, 1998. Of this amount, $146.0 million have final maturity dates ranging from July 2000 to September 2002. All are callable earlier at the lender's option.

     Borrowed funds of $86.0 million, with interest rates ranging from 5.43% to 5.54%, are first callable in 1998, and borrowed funds of $60.0 million, with an interest rate of 5.52%, are first callable in November 1999. Borrowed funds increased $0.2 million over the preceding quarter and decreased $14.1 million from December 31, 1997. During 1998, the Company repaid its short-term borrowed funds with the cash flow from its securities and mortgage portfolios.

     Deposits totaled $440.5 million at June 30, 1998, as compared to $452.0 million at March 31, 1998 and $443.9 million at December 31, 1997. The decrease in total deposits from the prior quarter resulted primarily from the transfer of the lease and the sale of the deposits of the Passaic branch on April 10, 1998, coupled with further controlled runoff of certificates of deposits. Excluding the sale of the deposits of the Passaic branch, total deposits increased $3.1 million between December 31, 1997 and June 30, 1998, while core deposits increased $6.2 million, or 2.4%, and certificates of deposits decreased $3.1 million.

     Shareholders' equity decreased $2.1 million and $1.1 million during the three and six months ended June 30, 1998, respectively, to $63.8 million. The decreases during these periods resulted primarily from the repurchase and retirement of 118,000 shares of the Company's common stock for $2.7 million during the second quarter of 1998, along with the payment of quarterly dividends and the reduction during the three and six months ended June 30, 1998, of $0.5 million and $0.8 million, respectively, in the market value (net of taxes) of the Company's investment portfolio. These decreases were partially offset by net income of $1.2 million and $2.5 million for the three and six months ended June 30, 1998, respectively, and the allocation of ESOP shares and other employee benefit plans during the periods.

     The results of operations for the three and six months ended June 30, 1998 reflect decreases in net interest income, before provisions for loans losses, over the same periods a year ago, of $0.3 million and $0.5 million, respectively. These decreases during the periods primarily resulted from declines in average balances of one-to-four family mortgage loans and mortgage-backed securities, along with the continued overall downward trends in market yields on interest sensitive products. Increased prepayments in mortgage-backed securities caused related premiums to be amortized at a faster pace, and related excess cash flows to be deployed into lower yielding short-term instruments. Yields on interest-earning assets declined more rapidly than the yields on deposits and borrowed funds, causing further contractions in the net interest margins for the periods. The tightening of spread between interest-earning assets and deposits and borrowed funds is reflected in the net interest margin, which equaled 3.70% and 3.72% for the three and six months ended June 30,1998, respectively, as compared to 3.77% for both the three and six months ended June 30, 1997.

     Provision for loan losses increased $25,000 per quarter to $150,000 and $300,000 for the three and six months ended June 30, 1998, respectively, from $125,000 and $250,000 for the three months and six months ended June 30, 1997. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income for the three and six months ended June 30, 1998 totaled $0.9 million and $1.5 million respectively, as compared to $0.4 million and $0.8 million for the same periods of the prior year. Included in non-interest income for 1998 is a $0.3 million gain on the sale of the Passaic branch. Excluding this gain, the Company still recorded increases in non-interest income of $0.3 million, or 73.8%, and $0.4 million, or 54.8%, for the three and six months ended June 30, 1998 over the same periods of the prior year. Richel stated, "Higher service fees are being realized as we expand our business and grow into a full service community bank that offers greater services to our customers." The increase over the same periods of the prior year reflects increased deposit account fees as core deposits continue to grow, ATM surcharges to non-customers, higher annuity sales generated through the bank's branch network, income realized on an asset previously written off in a prior period, and increased loan fees and charges.

     Non-interest expense for the three and six months ended June 30, 1998 totaled $4.7 million and $9.1 million respectively, as compared to $4.3 million and $8.6 million for the same periods of the prior year. The current year increases over the same periods of the prior year primarily reflect increases in salaries and benefits due to increased staffing for the newly formed mortgage funding group as well as commercial lending staff additions; increased costs related to the Company's ESOP program caused by increases in the value of the Company's stock; and normal wage increases, partially offset by lower incentive plan expenses. In addition to salaries and benefits, non-interest expense increased because of professional fees related to our earnings enhancement initiatives and benefit review costs, and marketing costs related to bank product and name recognition advertising and the opening of the North Arlington branch. Offsetting these increases were lower insurance, stationery, printing and supplies costs.

     This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended regarding the Company's future performance during 1998. The Company believes such statements to be reasonable and makes them in good faith, however, such forward-looking statements almost always vary from actual results, and the differences between assumptions underlying such statements and actual results can be material.
     Factors which may make actual results differ from anticipated results include, but are not limited to, changes in market interest rates; unforeseen competition; changes in customer economic activity which may affect loan activity; changes in the economy of the Company's market area, and other uncertainties, all of which are difficult to predict and beyond the control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.

     Headquartered in Jersey City, N.J., Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).


     SELECTED FINANCIAL CONDITION DATA    June 30,  December 31,
     (dollars in thousands, except per      1998       1997
      share data)                        --------- ------------
     Total Assets                        $656,635     $675,316
     Loans, Net                          $331,783     $332,509
     Debt and Equity Securities          $ 47,029     $ 19,093
     Mortgage-backed Securities          $226,286     $290,044
     Other Real Estate Owned, Net        $    606     $    440
     Total Deposits                      $440,491     $443,878
     Borrowed Funds                      $146,248     $160,300
     Shareholders' Equity                $ 63,810     $ 64,907
     Book Value - per share              $  14.51     $  14.39



     SELECTED OPERATING DATA           For the Three      For the Six
      (dollars in thousands,           Months Ended       Months Ended
      except per share data)             June 30,           June 30,
                                       1998    1997       1998     1997
                                       ----    ----       ----     ----
     Interest Income                $11,773   $12,690   $23,740   $25,177
     Interest Expense                 5,866     6,435    11,771    12,669
                                    -------   -------   -------   -------
     Net Interest Income              5,907     6,255    11,969    12,508
     Provision for Loan Losses          150       125       300       250
                                    -------   -------   -------   -------
     Net Interest Income After
      Provision for Loan Losses       5,757     6,130    11,669    12,258
     Non-interest Income                947       390     1,481       763
     Foreclosed Real Estate
      Expense, Net                        6         7        26        14
     Other Non-interest Expense       4,733     4,270     9,077     8,553
                                    -------   -------   -------   -------
     Income Before Income Taxes       1,965     2,243     4,047     4,454
     Income Tax Expense                 751       852     1,529     1,679
                                    -------   -------   -------   -------
     Net Income                     $ 1,214   $ 1,391   $ 2,518   $ 2,775
                                    =======   =======   =======   =======
     Earnings Per Share:
          Basic                     $  0.30   $  0.33   $  0.63   $  0.65
                                    =======   =======   =======   =======
          Diluted                   $  0.29   $  0.32   $  0.60   $  0.64
                                    =======   =======   =======   =======
     Weighted Average Number of
      Shares:
          Basic                   4,002,384 4,190,605 4,015,878 4,242,006
          Diluted                 4,203,942 4,321,626 4,216,774 4,362,659


     SELECTED FINANCIAL RATIOS (1)           At or for the  At or for the
                                              Three Months    Six Months
                                                 Ended          Ended
                                                June 30,       June 30,
                                               ---------      ---------
                                              1998    1997   1998     1997
                                              ----    ----   ----     ----
     Return on Average Assets                 0.74%    .82%   0.76%   .82%
     Return on Average Equity                 7.46%   8.78%   7.77%  8.67%
     Capital to Assets                        9.72%   9.73%   9.72%  9.73%
     Net Interest Rate Spread (2)             3.40%   3.46%   3.42%  3.46%
     Net Interest Margin (3)                  3.70%   3.77%   3.72%  3.77%
     Non-interest Income to Average Assets    0.58%   0.23%   0.45%  0.23%
     Non-interest Expense to Average Assets   2.88%   2.51%   2.75%  2.53%
     Efficiency Ratio (4)                    72.37%  65.60%  69.57% 65.79%
     Ratio of Interest-earning Assets to
      Average Deposits and Borrowings       108.21% 107.77% 108.26%108.05%

     REGULATORY CAPITAL RATIOS:            June 30, December 31,
                                             1998       1997
                                             ----      ------
     Tangible Capital Ratio                  9.04%      8.96%
     Core Capital Ratio                      9.04%      8.96%

     ASSET QUALITY RATIOS:

     Non-performing Loans to Total Net
       Loans                                 0.73%      0.75%
     Non-performing Loans to Total Assets    0.37%      0.37%
     Non-performing Assets to Total Assets 0.46% 0.44% Allowance for Loan Losses to Non-
       performing Loans                    123.30%    113.18%
     Allowance for Loan Losses to Total
       Net Loans                             0.89%      0.85%

     OTHER DATA:

     Number of Deposit Accounts            53,337     54,677
     Number of Offices (5)                     16         16

     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The Passaic branch was sold to Banco Popular FSB as of the close of business on April 10, 1998. On May 9, 1998, Statewide Savings Bank S.L.A. opened the North Arlington branch.